Exhibit 99.1

BGC Partners Reports First Quarter 2020 Financial Results

Declares Quarterly Dividend of One Cent

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 5, 2020 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended March 31, 2020.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	1Q20	1Q19	Change
Revenues	$603.2	$544.8	10.7%
GAAP income (loss) from operations before income taxes	29.7	117.1	(74.6)%
GAAP net income (loss) for fully diluted shares	20.3	90.8	(77.7)%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	112.1	106.2	5.6%
Post-tax Adjusted Earnings	99.8	93.5	6.7%
Adjusted EBITDA	117.4	161.6	(27.3)%

Per Share Results	1Q20	1Q19	Change
GAAP fully diluted earnings (loss) per share	$0.04	$0.18	(77.8)%
Post-tax Adjusted Earnings per share	$0.19	$0.18	5.6%

Management Comments

“We at BGC express our deepest sympathy for those who have experienced loss of a loved one, economic hardship, pain, and difficulties due to the ongoing pandemic,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We remain thankful for the health care professionals, first responders, and other essential workers who are helping the world get through this unprecedented crisis.

“The Company has faced monumental challenges in the past, which we have overcome. We implemented our business continuity plan, however, we never imagined implementing it globally all at once. BGC’s employees have worked tirelessly over these past months and remain focused on serving our clients during these difficult circumstances. Our employees and our technology are why we continue to operate effectively.”

Mr. Lutnick added: “BGC’s revenues improved by 10.7 percent for the first quarter of 2020 compared with last year. While we benefited from generally higher industry volumes, this was partially offset by the dislocation faced by BGC’s employees and clients due to COVID-19. But for these disruptions, we believe that our revenue improvement would have been greater.

“Looking forward, we expect our voice/hybrid and fully electronic brokerage businesses across rates and credit to benefit from the unprecedented amounts of government and corporate debt issuance currently

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. See section titled “Newmark Spin-Off” later in this document for information regarding the Spin-Off and BGC’s continuing operations.

underway and expected to continue throughout the world. We believe this issuance will occur, over time, on a previously unimaginable scale. This vast supply will create significant long-term opportunity for BGC.”

Shaun D. Lynn, President of BGC, said: “Our top line was driven by organic growth. Our energy and commodities and equities platforms were both up 18 percent and our credit business grew by 13 percent. Separately, our insurance brokerage revenues increased 43 percent primarily due to the acquisition of Ed Broking.”2

“Our Fenics financial technology businesses3 consist of three business lines: first, the technology which operates our integrated voice and electronic liquidity pools and enables electronic execution. Second, our fully electronic marketplaces, and third, our data, connectivity, software, and post-trade businesses.

“As we have said in the past, during periods of market turbulence, our clients often value the insight our brokers provide. As a result, voice brokers added more liquidity and market share over these past several months in many areas where clients had access to our liquidity equally via voice or electronics. This dynamic caused what we believe was a temporary shift by traders toward voice execution in many markets. This was due to both the extreme levels of volatility across many asset classes, as well as the disruptive physical dislocations faced by our brokers, clients, and the customers of our clients. However, our clients have indicated that, looking forward, the dislocations caused by COVID-19 have resulted in an even greater desire on the part of market participants to integrate our electronic execution, because of the best-in-class market liquidity only integrated global firms like BGC can provide. We expect this trend to improve our electronic brokerage revenues and profitability over time.

“With respect to our fully electronic marketplaces, our stand-alone platforms generated strong improvement in the quarter. Fenics UST generated substantial growth year-over-year, with notional volumes up by more than 300 percent in the first quarter compared to 14 percent for primary dealer volumes. We believe that Fenics UST has gained significant market share and is distinguishing itself as the clear number two among central limit order book (“CLOB”) trading platforms.4

“Moreover, Fenics fully electronic foreign exchange volumes increased by 23 percent compared with a year earlier, as the market has continued to embrace electronic execution in this asset class and as our foreign exchange offerings such as Fenics FX, MidFX, and Fenics Direct gained further market share. In addition, our Fenics Global Options (“Fenics GO”) fully electronic trading platform continues its successful roll-out with numerous record volume days.5 It was the leading broker for certain Euro Stoxx 50 options contracts on some days during April.

Mr. Lynn concluded: “During the quarter, our data, software, and post-trade business grew 8 percent driven largely by predictable and recurring revenue streams. Fenics acquired Algomi6 in March. Algomi provides technology aggregating buy-side clients’ access to venues, trading counterparties and exchanges. This subscription software as a service (“SaaS”) improves their workflow and liquidity through data aggregation, pre-trade information analysis, and execution facilitation. We expect to integrate this business with our existing Lucera SaaS connectivity subscription service in order to provide both data and execution capabilities directly between banks/dealers and their buy-side customers.”

[2]	See the press release titled “BGC Partners Completes Acquisition of Ed Broking Group Limited” dated February 1, 2019.
[3]

For the purposes of this document, the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

[4]

Primary dealer volumes are based on data from the Securities Industry and Financial Markets Association (“SIFMA”). CLOB market share is based on BGC’s estimates and data from Greenwich Associates with respect to US Treasury volumes for Fenics UST, CME BrokerTec, Nasdaq Fixed Income, and Tradeweb’s Dealerweb platform. Including these CLOB platforms as well as those using other fully electronic US Treasury trading protocols, Fenics UST increased its overall market share from 1.8 percent to 6.0 percent year-on-year in March 2020, per Greenwich Associates.

[5]	See the press release titled “Fenics GO announces leading liquidity provider Citadel Securities joins its electronic trading platform for exchange listed futures and options” dated January 20, 2020.
[6]	The acquisition of Algomi Limited by the Company’s subsidiary, Lucera Connectivity Limited closed on March 6, 2020.

Dividend Information

On May 4, 2020, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on June 8, 2020 to Class A and Class B common stockholders of record as of May 22, 2020. The ex-dividend date will be May 21, 2020.

The Board took the step of reducing the quarterly dividend out of an abundance of caution in order to strengthen the Company’s balance sheet as the world faces difficult and unprecedented macroeconomic conditions. Additionally, BGC Holdings, L.P. will reduce its distributions to its partners comparably. BGC believes that these steps will allow the Company to prioritize its financial strength. The Company expects to regularly review its capital return policy.

Possible Corporation Conversion

The Company continues to explore a possible conversion of its UP-C7 partnership structure into a more simple corporate structure. If the Company determines to execute such a conversion, it would be subject to the approval of the Board of Directors, relevant committees, and be completed no earlier than year-end 2020. Any such transaction would be subject to tax, accounting, regulatory, and other considerations and approvals.

Discussion of Financial Results

In the first quarter of 2020, BGC’s GAAP results were negatively impacted by various non-cash, non-operating items totalling to a net loss of $5.0 million. In the first quarter of 2019, BGC’s GAAP results benefitted from non-operating gains of $42.0 million primarily related to a divestiture and fair value adjustments of investments. Excluding these non-operating items from both quarters, the delta in pre-tax GAAP earnings would have improved by approximately $47.0 million in the first quarter of 2020. First quarter 2020 pre-tax GAAP earnings also reflect restructuring charges of $22.7 million that were not recorded a year earlier, as well as a $30.1 million year-on-year increase in equity-based compensation and allocations of net income to limited partnership units and FPUs. The latter two items together totalled $52.7 million. In addition, the year-over-year change in Adjusted EBITDA would have improved by approximately $69.7 million in the first quarter of 2020 but for the GAAP non-operating gain of $42.0 million and GAAP non-operating loss of $5.0 million in the first quarters of 2019 and 2020, respectively, as well as the GAAP restructuring charges of $22.7 million in the first quarter of 2020.

Online Availability of Investor Presentation and Additional Financial Information

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please also see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” later in this document or in the investor presentation available for the impact of the pandemic on the Company’s employees, clients, and results.

Revenues

Overall industry volumes have historically been seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter. BGC’s energy and commodities, credit and equities businesses experienced strong double-digit growth. Although the Company’s overall foreign exchange revenues declined, Fenics fully electronic foreign exchange volumes and revenues increased year-on-year by double digit percentages, as the market continues to embrace electronic execution in this asset class and as BGC’s fully electronic foreign exchange offerings gained further market share. In addition, the Company’s first quarter 2020 total revenues would have been more than $10 million higher, but for the relative strengthening of the U.S. dollar.

[7]	Umbrella Partnership/C-Corporation Structure

Consolidated Revenues (USD millions)	1Q20	1Q19	Change
Rates	$167.2	$155.6	7.5%
Foreign exchange	94.4	101.6	(7.1)%
Credit	97.2	85.7	13.4%
Energy and commodities	82.6	69.9	18.2%
Equities and other asset classes	83.0	70.2	18.1%
Insurance	44.8	31.4	42.8%
Total brokerage revenues	569.2	514.4	10.6%
Data, software, and post-trade	19.4	17.9	8.3%
Interest, fees from related parties, and other revenues	14.6	12.4	17.5%
Total revenues	603.2	544.8	10.7%

In order for investors to better understand BGC’s business lines, the Company has broken out its insurance brokerage revenues separately from equities and other asset classes from this quarter. Historical insurance brokerage revenues are available in the supplemental Excel financial tables on BGC’s investor relations website.

Revenues from Fenics are presented in the table below. Inter-company revenues represent the amount that Fenics charges certain desks for the use of its technology and are eliminated upon consolidation.

Fenics Revenues (USD millions)	1Q20	1Q19	Change
Total fully electronic brokerage revenues	$56.1	$58.8	(4.7)%
Data, software, and post-trade revenues	19.4	17.9	8.3%
Fenics net revenues	75.5	76.7	(1.7)%
Data, software, and post-trade revenues (inter-company)	26.0	16.7	55.4%
Total Fenics revenues	101.4	93.4	8.5%

BGC’s market structure and connectivity services include a large percentage of recurring and predictable revenues. As a result, the Company’s data, software, and post-trade businesses increased its revenues by more than 8 percent in the quarter. BGC expects to record Algomi’s results within its data, software, and post-trade business.

Inter-company revenues increased as the enhanced Fenics platform was rolled out to more voice/hybrid desks. The Company expects these revenues to grow more in line with overall growth of Fenics going forward. In addition, BGC continues to expect the 2020 net investment cost associated with its newer standalone Fenics businesses to be under $40 million and continues to expect these businesses will breakeven in 2021.8

[8]

“Net investment costs” is the pre-tax loss for newer Fenics stand-alone businesses, or their revenues less expenses and before taxes. These businesses include Fenics UST, Lucera, Algomi, Fenics GO, Capitalab’s SGX Nikkei 225 options compression service, and recently developed Fenics FX trading platforms. In full year 2019, pre-tax earnings would have been at least $55 million higher excluding these net investment costs.

Consolidated Expenses9

Consolidated Expenses (USD millions)	1Q20	1Q19	Change
Compensation and employee benefits under GAAP	$344.7	$288.0	19.7%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	42.2	12.1	247.6%
Non-compensation expenses under GAAP	181.5	169.6	7.0%
Total expenses under GAAP	568.4	469.7	21.0%

Compensation and employee benefits for Adjusted Earnings	321.7	287.3	12.0%
Non-compensation expenses for Adjusted Earnings	165.8	153.8	7.7%
Total expenses for Adjusted Earnings	487.4	441.1	10.5%

In the first quarter of 2020, the Company’s compensation expenses under GAAP increased by $22.7 million due to the implementation of a restructuring program designed to reduce future compensation-related expenses and streamline operations. This restructuring program is expected to reduce the Company’s compensation expenses under GAAP by over $35 million for the remainder of 2020. GAAP compensation charges also increased due to higher combined grants of exchangeability and amortization of RSUs and limited partnership units prior to the COVID-19 crisis. Such charges relating to equity-based compensation can vary from quarter to quarter and depend on the timing of exchangeability. For the trailing twelve months ended March 31, 2020, equity-based compensation and allocations of net income to limited partnership units and FPUs increased 10 percent compared to the year earlier period, which compares with revenue growth of 10.5 percent over the same timeframe.

The increase in the Company’s compensation expenses under Adjusted Earnings from the year ago period was primarily because of increased commissionable revenues, as well as the impact of acquisitions and hires. As BGC’s insurance brokerage business continues to gain scale, it expects to improve its margins and those of the Company beginning in 2022.

The rise in the Company’s non-compensation expenses was driven by interest expense related to the $300 million 3.750% Senior Notes due 202410 and the Company’s revolving credit facility, higher commissions and floor brokerage due to top-line growth, and BGC’s investment in technology.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	1Q20	1Q19	Change
GAAP provision for income taxes	$8.7	$29.9	(70.9)%
Provision for income taxes for Adjusted Earnings	12.9	12.0	7.1%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	6.7	25.3	(73.5)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	(0.6)	0.7	NMF

Taxes and noncontrolling interest tend to move in line with the Company’s earnings.

[9]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

[10]	For more information, see the September 30, 2019 press release titled “BGC Completes Offering of $300 Million of 3.750% Senior Notes” and the
corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

Consolidated Share Count11

Consolidated Share Count (USD millions)	1Q20	1Q19	Change	4Q19
Fully diluted weighted-average share count under GAAP	538.4	516.1	4.3%	351.4
Fully diluted weighted-average share count for Adjusted Earnings	538.4	516.1	4.3%	532.0
Fully diluted spot share count under GAAP and Adjusted Earnings	538.6	516.1	4.3%	530.4

BGC’s fully diluted spot share count increased by 1.5 percent sequentially. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares for such periods. The Company expects to use relatively more cash with respect to compensation in order to minimize dilution. BGC currently expects its 2020 year-end fully diluted share count to increase by approximately 4 percent year-on-year to 550 million.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$455.0	$415.4
Liquidity	512.3	473.2
Notes payable and other borrowings	1,368.2	1,142.7
Book value per share	1.85	1.94
Total capital	739.4	767.4

The quarter-end balance sheet figures reflect the Company drawing down its revolving credit facility for general corporate purposes, ordinary movements in working capital, cash paid with respect to annual employee bonuses, taxes, the aforementioned restructuring program, acquisitions (including earn-out payments), and investments. The Company believes that its credit metrics remains strong and continues to manage its business with a focus on its investment grade ratings. The Company has paid down $75 million of its revolving credit facility since quarter end.

Outlook

BGC’s revenues, excluding its insurance brokerage business, increased by approximately 2 percent year-on-year for the first 21 trading days of the second quarter. This reflects mixed global industry volumes thus far in the quarter as well as continued dislocation for BGC’s brokers and their clients due to COVID-19. The Company’s guidance assumes that industry volumes and its non-insurance brokerage revenues are flat to down slightly year-on-year for May and June.

In addition, BGC expects its insurance brokerage revenues to be relatively flat year-on year in the quarter, but to generate accelerating growth through the balance of the year. The Company’s outlook includes the impact of its recent insurance brokerage hires who are incurring costs and are not yet generating meaningful revenue. But for this investment, the mid-point of the range for BGC’s pre-tax Adjusted Earnings outlook would have been up year-over-year.

Due to the unpredictable nature of the continuing macroeconomic environment, the Company has a wider outlook range than normal.

[11]	“Spot” is used interchangeably with the end-of-period share count.
[12]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

Metric	Guidance	Actual
	2Q20	2Q19
Revenues (USD millions)	$525-575	$551.2
Pre-tax Adjusted Earnings (USD millions)	$89-109	$102.3
	FY 2020	FY 2019
Adjusted Earnings Tax Rate (%)	10-12%	11.4%

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible via the following:

http://ir.bgcpartners.com (a PDF version with links to supplemental Excel financial tables and an investor presentation)

http://ir.bgcpartners.com/news-releases (a PDF version with links to supplemental Excel financial tables and an investor presentation)

http://bgcpartners.com/category/bgc-releases/ (PDF of the release only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL

Date - Start Time:	5/5/2020 at 10:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	273-7429

REPLAY

Available From – To:	5/5/2020 1:00 p.m. ET – 5/12/2020 1:00 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	273-7429

(Note: If clicking on the above links does not open a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Impact of COVID-19 on Employees

As a global intermediary to financial markets, BGC has been considered an essential business in many of its various global locations where key employees are thus able to operate out of its primary offices around the world. The Company has nonetheless taken proactive measures intended to protect its employees and clients during this global pandemic. These policies and practices seek to protect the health, safety and welfare of the Company’s workforce while enabling employees to maintain a high level of performance in compliance with applicable “shelter-in-place” orders. Certain of these items are summarized below.13

[13]

The above statements are true only as of May 4, 2020. BGC’s policies are intended to protect staff and others and to comply with multiple government and global health authority guidelines and regulations. While seeking to keep its staff safe as possible BGC also seeks to ensure the success, continuation, integrity and efficient functioning of the markets in which it operates.

*

The Company activated its Business Continuity Plan, and a majority of BGC staff members are working from home, while many other employees work from back-up locations. In all cases, the Company has mandated appropriate social distancing measures.

*	The Company provides ongoing informational COVID-19 related messages and notices.
*	Where applicable, BGC is applying more frequent and vigorous cleaning and sanitation measures and providing personal protective equipment (PPE)
*	Internal and external meetings are generally conducted virtually or via phone calls.
*	There is a ban on nonessential business travel since the beginning of March this year while personal travel is discouraged.
*	BGC has and is deferring corporate events and participation in industry conferences.
*	BGC is deploying clinical staff internally to support its employees and requiring self-quarantine.
*	The Company’s medical plans have waived applicable member cost sharing for all diagnostic testing related to COVID-19.
*	BGC continues to pay medical, dental, vision, and life insurance contributions for furloughed employees.
*

The Company also introduced zero co-pay telemedicine visits for general medicine for participants in the U.S. medical plans and their dependents. BGC has encouraged the use of telemedicine during the pandemic.

*	The Company has reminded employees about its Employee Assistance Program and the ways it can assist them during this challenging time.
*	BGC provides paid leave in accordance with its policies and applicable COVID-19-related laws and regulations.

Impact of COVID-19 on the Company’s Results

BGC has recorded and is likely to record amounts for certain GAAP items that could be higher than they otherwise would have due to the overall impact of the pandemic. Some of these items include:

*	Non-cash amortization of intangibles with respect to acquisitions;
*	Non-cash asset impairment charges with respect to goodwill or other intangible assets;
*	Non-cash mark-to-market adjustments for non-marketable investments;
*	Certain severance charges incurred in connection with headcount reductions as part of broad restructuring plans;
*

Certain compensation and non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives;

*	Expenses relating to setting up and maintaining remote and/or back-up locations; and
*	Communication expenses related to additional voice and data connections.

Some of the above items may be partially offset by certain tax benefits. It is difficult to predict the amounts of any these items or when they might be recorded because they may depend on the duration, severity, and overall impact of the pandemic.

In addition, the uncertain macroeconomic environment and the overall impact of the pandemic may affect the Company’s revenues in the following ways:

Voice/Hybrid and/or Fully Electronic Brokerage

*	Revenues across rates, credit, FX, equities, energy, and commodities are correlated with corresponding industry volumes
*

BGC benefitted from  higher industry volumes from mid-February through the end of March in 2020, and may further benefit from higher industry volumes in the future. However, there can be no assurance that such conditions will continue.

*	The long-term tailwind from government and corporate debt issuance currently underway is expected to benefit BGC’s rates and credit businesses.
*	Conversely, additional quantitative easing measures taken by central banks around the world may lower market volumes.
*

An extended period of historically low oil prices and demand for commodities could lead to lower demand for hedging and increased risk aversion, which may lower market volumes across energy and commodities.

Overall Fenics

*	Fenics is expected to benefit from secular trend towards electronic execution and opportunities created by algorithmic trading and automation.
*

BGC’s clients have indicated that the dislocations caused by COVID-19 has resulted in an even greater demand for the Company’s electronic execution. The driver of this demand is the best-in-class market liquidity that only integrated global firms like BGC can provide.

*	This benefit may be tempered by temporary shifts by traders toward voice execution in certain markets during periods of market turbulence.
*

The pace of adoption of certain financial technology offerings may slow in the short-term due to physical dislocations experienced by BGC’s employees and clients. The Company’s medium-to longer-term overall strategy with respect to Fenics is not expected to be impacted.

*	BGC’s data, software, connectivity, and post-trade business includes a large percentage of predictable and recurring revenues.

Insurance Brokerage

*	This industry typically generates significant amounts of predictable revenues at specific times of the year as different categories of clients sign or renew policies.
*	Although certain clients may be facing financial hardship or dislocation due to the pandemic, the insurance brokerage industry has generally performed well during past economic downturns.
*	BGC expect certain insurance market participants to have an even greater demand for the types of policies it brokers.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$455,016	$415,379
Cash segregated under regulatory requirements	202,346	220,735
Securities owned	57,529	57,525
Marketable securities	245	14,228
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,302,726	551,445
Accrued commissions and other receivables, net	820,887	778,415
Loans, forgivable loans and other receivables from employees and partners, net	339,259	315,590
Fixed assets, net	203,015	204,841
Investments	38,966	40,349
Goodwill	552,001	553,745
Other intangible assets, net	302,424	303,224
Receivables from related parties	6,589	14,273
Other assets	447,156	446,371
Total assets	$5,728,159	$3,916,120

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,847	$4,962
Repurchase agreements	512	—
Securities loaned	2,973	13,902
Accrued compensation	234,826	215,085
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,178,000	416,566
Payables to related parties	8,511	72,497
Accounts payable, accrued and other liabilities	1,191,856	1,283,046
Notes payable and other borrowings	1,368,221	1,142,687
Total liabilities	4,988,746	3,148,745
Redeemable partnership interest	23,457	23,638

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
361,583 and 358,440 shares issued at March 31, 2020 and December 31,
2019, respectively; and 311,058 and 307,915 shares outstanding at
March 31, 2020 and December 31, 2019, respectively	3,616	3,584
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at March 31, 2020 and
December 31, 2019, convertible into Class A common stock	459	459
Additional paid-in capital	2,293,065	2,271,947
Treasury stock, at cost: 50,525 and 50,525 shares of Class A common stock at	(315,308)	(315,308)
March 31, 2020 and December 31, 2019, respectively
Retained deficit	(1,277,956)	(1,241,754)
Accumulated other comprehensive income (loss)	(44,082)	(33,102)
Total stockholders' equity	659,794	685,826
Noncontrolling interest in subsidiaries	56,162	57,911
Total equity	715,956	743,737
Total liabilities, redeemable partnership interest and equity	$5,728,159	$3,916,120

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
Revenues:	2020	2019
Commissions	$455,855	$430,182
Principal transactions	113,311	84,230
Total brokerage revenues	569,166	514,412

Fees from related parties	5,521	5,795
Data, software and post-trade	19,398	17,910
Interest income	4,161	3,665
Other revenues	4,921	2,969
Total revenues	603,167	544,751

Expenses:
Compensation and employee benefits	344,749	288,000
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	42,204	12,141
Total compensation and employee benefits	386,953	300,141
Occupancy and equipment	51,074	46,002
Fees to related parties	5,435	2,927
Professional and consulting fees	19,956	20,005
Communications	30,521	30,411
Selling and promotion	18,699	18,402
Commissions and floor brokerage	19,277	14,618
Interest expense	17,334	13,198
Other expenses	19,188	24,015
Total non-compensation expenses	181,484	169,578
Total expenses	568,437	469,719

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	—	20,054
Gains (losses) on equity method investments	1,023	783
Other income (loss)	(6,015)	21,202
Total other income (losses), net	(4,992)	42,039

Income (loss) from operations before income taxes	29,738	117,071

Provision (benefit) for income taxes	8,706	29,897
Consolidated net income (loss)	$21,032	$87,174

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	6,718	25,306

Net income (loss) available to common stockholders	$14,314	$61,868

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended March 31,
	2020	2019
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$14,314	$61,868
Basic earnings (loss) per share	$0.04	$0.18
Basic weighted-average shares of common stock outstanding	358,001	338,403

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$20,259	$90,765
Fully diluted earnings (loss) per share	$0.04	$0.18
Fully diluted weighted-average shares of common stock outstanding	538,442	516,066

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. will reduce its distributions of income from the operations of BGC’s businesses to its partners.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;
*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;

*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q1 2020	Q1 2019
GAAP income (loss) from operations before income taxes	$29,738	$117,071

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	42,204	12,141
Other Compensation charges (2)	23,063	699
Total Compensation adjustments	65,267	12,840

Non-Compensation adjustments:
Amortization of intangibles (3)	8,196	7,237
Acquisition related costs	268	734
Certain rent charges (4)	—	2,567
Impairment charges	4,776	32
Other (5)	2,483	5,160
Total Non-Compensation adjustments	15,723	15,730

Other income (losses), net adjustments:
Losses (gains) on divestitures	—	(20,054)
Fair value adjustment of investments (6)	40	(20,376)
Other net (gains) losses (7)	1,351	983
Total other income (losses), net adjustments	1,391	(39,447)

Total pre-tax adjustments	82,381	(10,877)

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$112,119	$106,194

GAAP net income (loss) available to common stockholders	$14,314	$61,868
Allocation of net income (loss) to noncontrolling interest in subsidiaries (8)	7,269	24,626
Total pre-tax adjustments (from above)	82,381	(10,877)
Income tax adjustment to reflect adjusted earnings taxes (9)	(4,188)	17,855

Post-tax adjusted earnings	$99,776	$93,472

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.04	$0.18

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	0.01	(0.01)
Total pre-tax adjustments (from above)	0.15	(0.02)
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	0.03

Post-tax adjusted earnings per share	0.19	0.18

Fully diluted weighted-average shares of common stock outstanding	538,442	516,066

Dividends declared per share of common stock	$0.14	$0.14
Dividends declared and paid per share of common stock	$0.14	$0.14

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q1 2020	Q1 2019
Issuance of common stock and exchangeability expenses	$23,034	$3,536
Allocations of net income	1,279	4,546
Equity-based amortization	17,891	4,059
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$42,204	$12,141

(2) GAAP expenses in the first quarter of 2020 included certain one-off compensation restructuring costs of $16.6 million in addition to certain loan impairments related to the restructuring of $6.0 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain rent charges incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items. This is consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to acquisitions, dispositions, and/or resolutions of litigation.

(6) Includes non-cash gains of ($20.4) million related to fair value adjustments of investments held by BGC in the first quarter of 2019.

(7) For the first quarters of 2020 and 2019, includes non-cash gains of ($1.0) million and ($0.8) million, respectively, related to BGC's investments accounted for under the equity method. The first quarter of 2020 also includes a net loss of $2.5 million related to an investment impairment. The first quarter of 2019 also included net losses of $1.8 million for various other GAAP items.

(8) Primarily represents Cantor's pro-rata portion of net income.

(9) BGC's GAAP provision for income taxes is calculated based on annualized methodology. The Company's GAAP provision for income taxes was $8.7 million and $29.9 million for the first quarters of 2020 and 2019, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted ($4.2) million and $17.9 million for the first quarters of 2020 and 2019, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $12.9 million and $12.0 million for the first quarters of 2020 and 2019, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q1 2020	Q1 2019

Common stock outstanding	358,001	338,403
Limited partnership units	113,705	111,184
Cantor units	52,363	52,363
Founding partner units	12,325	12,525
RSUs	708	179
Other	1,340	1,412

Fully diluted weighted-average share count under GAAP and Adjusted Earnings	538,442	516,066

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$455,016	$415,379
Repurchase agreements	(512)	—
Securities owned	57,529	57,525
Marketable securities (1)	245	326
Total Liquidity	$512,278	$473,230

(1) As of December 31, 2019, $13.9 million of Marketable securities on our balance sheet had been lent in a Securities loaned transaction and, therefore, are not included in this Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q1 2020	Q1 2019
GAAP net income (loss) available to common stockholders	$14,314	$61,868

Add back:

Provision (benefit) for income taxes	8,706	29,897

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	6,718	25,306

Interest expense	17,334	13,198

Fixed asset depreciation and intangible asset amortization	21,923	18,464

Impairment of long-lived assets	4,775	357

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	42,204	12,141

(Gains) losses on equity method investments (3)	1,455	(783)

Other non-cash GAAP items (4)	—	1,130

Adjusted EBITDA	$117,429	$161,578

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the first quarters of 2020 and 2019, includes non-cash gains of ($1.0) million and ($0.8) million, respectively, related to BGC's investments accounted for under the equity method. The first quarter of 2020 also includes a net loss of $2.5 million related to an investment impairment.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

Note:  BGC’s Adjusted EBITDA for Financial Covenants is defined under the amended Revolving Credit Agreement, which the Company entered into on February 26, 2020. For TTM 1Q2020, Adjusted EBITDA for Financial Covenants was $485 million.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	1Q19	4Q19	1Q20	Q1'20 vs. Q1'19	Q1'20 vs. Q4'19
Notional Volume (in $US billions)
Fully Electronic Rates	3,791	3,384	4,476	18.1%	32.2%
Fully Electronic FX	2,416	2,232	2,969	22.9%	33.0%
Fully Electronic Credit	493	350	594	20.4%	69.7%
Fully Electronic Equities & Other	3	8	10	187.5%	19.1%
Total Fully Electronic Volume	6,703	5,974	8,048	20.1%	34.7%

HYBRID
Total Hybrid Volume	68,826	66,996	85,290	23.9%	27.3%

Total Hybrid & Fully Electronic Volume	75,529	72,971	93,338	23.6%	27.9%

Transaction Count
Fully Electronic Rates	249,216	634,773	912,489	266.1%	43.8%
Fully Electronic FX	2,484,115	2,427,068	3,257,978	31.2%	34.2%
Fully Electronic Credit	74,900	44,491	57,312	(23.5%)	28.8%
Fully Electronic Equities & Other	1,941	1,176	1,406	(27.6%)	19.6%
Total Fully Electronic Transactions	2,810,172	3,107,508	4,229,185	50.5%	36.1%

HYBRID
Total Hybrid	1,265,463	1,165,331	1,512,743	19.5%	29.8%

Total Hybrid and Fully Electronic Transactions	4,075,635	4,272,839	5,741,928	40.9%	34.4%

Trading Days	61	64	62

Note: “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.

Note: Certain numbers may not add due to rounding.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the first quarter of 2020 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced new non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $161.4 million and $179.5 million in Total Assets and Total Liabilities, respectively, as of March 31, 2020. These impacts were approximately $169.1 million and $187.4 million in Total Assets and Total Liabilities, respectively, as of December 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Newmark Spin-Off

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC and will not match the results and tables in the Company’s press release for certain periods. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit

http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426